Exhibit 10.3

Purchase and Sale Agreement (Leaseholds)

between

The Bon, Inc.

an Ohio corporation,

as Buyer

and

Gottschalks Inc.

a Delaware corporation,

as Seller

Date: June 5, 2002

Purchase and Sale Agreement (Leaseholds)

This Purchase and Sale Agreement (Leaseholds) (this "Contract") is entered into as of June __, 2002 ("Effective Date"), between Gottschalks Inc., a Delaware corporation ("Seller"), and The Bon, Inc., an Ohio corporation ("Buyer").

Recitals: Subject to the terms, covenants and conditions in this Contract, Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to buy and acquire all of the tenants' right, title and interest in and to the leasehold estates (the "Leasehold Estates") created by the following two lease agreements (the "Leases"):

(i) Lease Agreement ("Columbia Lease") dated July 11, 1988, originally between Columbia Mall Partnership, a Delaware general partnership comprised of Columbia SC I and Columbia SC II, both Delaware corporations, as general partners ("CMP"), and Lamonts Apparel, Inc., a Washington corporation ("Lamonts"), with respect to which a Memorandum of Lease was recorded as Document 88-10352 at Volume 507, Page 907 of the real estate records of Benton County, Washington (the "Benton County Records"). The property demised by the Columbia Lease is located at Columbia Mall in the City of Kennewick, Benton County, Washington, and consists of the land parcel described in Exhibit A-1 hereto (the "Columbia Property") and the retail building and other improvements located thereon.

(ii) Sublease Agreement ("Silver Lake Sublease") dated May 7, 1992, originally between Fred Meyer, Inc., a Delaware corporation ("Meyer"), as sublandlord, and Lamonts Apparel, Inc., a Washington corporation, as subtenant. The property demised by the Silver Lake Mall Sublease is the land parcel described in Exhibit A-2 and the retail building situated thereon containing approximately 44,417 sq.ft. of gross building area and which is commonly known as Building #4 at Silver Lake Mall, 200 West Hanley Ave., 200-A, Coeur d'Alene, Kootenai County, Idaho (the "Silver Lake Property"). The Sliver Lake Sublease is a sublease of the unrecorded Lease executed on August 3, 1989 by Fred Meyer, Inc., a Delaware corporation (as tenant), and executed on August 11, 1989 by Silver Lake Mall, Ltd., an Idaho limited partnership (as landlord), which lease is disclosed by a Memorandum of Lease between such parties dated August 14, 1991 and recorded October 2, 1991 as Instrument 1233847 in the Official Records of Kootenai County, Idaho (the "Kootenai County Records"). Such lease, as amended by Amendment No. 1 to Lease dated February 26, 1991 between Silver Lake Mall, Ltd. and Fred Meyer, Inc., and an undated Addendum #2 to Lease between Silver Lake Mall. Ltd, and Fred Meyer, Inc. (executed by the landlord on May 28, 1992), is herein referred to as the "Meyer Lease".

Accordingly, in consideration of the premises, undertakings and covenants of the parties stated herein, and other good and valuable consideration, the mutual receipt of which are hereby acknowledged, Seller and Buyer do hereby agree as follows:

Article 1. Purchase and Sale

Subject to the terms and conditions of this Contract, at the Closing (as defined hereinbelow), Seller hereby agrees to sell, assign, transfer and convey to Buyer, and Buyer hereby agrees to purchase, accept and assume from Seller, the Leasehold Estates and all of Seller's other rights, title, and interests in and to the Silver Lake Property and Columbia Property, including the improvements and fixtures now constructed thereon and affixed thereto ("Improvements"), the building equipment, building machinery and building apparatus associated therewith, non-proprietary trade fixtures, "back of house" and "back office" furniture and fixtures, storage materials and shelving ("Furniture and Fixtures"), as evidenced by Buyer's photographed walk-through inspections on May 29, 2002 (such Improvements, the parcels of land on which they are situated, and the Furniture and Fixtures are herein collectively referred to as the "Properties"), but excluding Seller's retail inventories, supply inventories, the fixtures and equipment listed in Exhibit B, tools and other tangible personal property (collectively, the "Personalty").

Article 2. Purchase Price

The purchase price for Seller's interest in the Leasehold Estates and the Properties shall be One Million Fifty Thousand Dollars ($1,050.000.00) ("Purchase Price"). $25,000.00 of the Purchase Price is for Furniture and Fixtures at the Silver Lake Property and $25,000.00 of the Purchase Price is for Furniture and Fixtures at the Columbia Property. The Furniture and Fixtures portion of the Purchase Price ($50,000) is subject to an equitable reduction at Closing for Furniture and Fixtures included in this sale transaction which is lost, stolen or otherwise removed from the Properties prior to Closing.

Article 3. Due Diligence Investigations

3.1 Due Diligence Investigations. Buyer shall have the right (at its own cost), during the period from the Effective Date to and including June 15, 2002 (the "Due Diligence Period"), to conduct such studies, tests, examinations, and other reviews of the Properties as it may deem necessary or desirable to ascertain whether the Properties are suitable for Buyer's intended purposes; provided that the same are conducted subject to and in compliance with Section 3.2 (collectively, "Due Diligence Investigations"). The Due Diligence Investigations may include performing title examinations, on-the-ground surveys, environmental audits, engineering inspections, and inquiries of appropriate governmental officials with respect to, among other things, land use, parking, construction, renovation and environmental law requirements. Subject to obtaining any necessary consents of landlords or other parties, Buyer may sample building materials for asbestos or other hazardous materials and perform soil and, as appropriate, groundwater sampling and analysis to evaluate environmental, geotechnical, seismic, grading, compaction and other issues. Seller shall not be required to incur any out-of-pocket expenses to third parties in connection with such inspections.

3.2 Conduct of Investigations.

(a) Entry. Buyer will obtain prior authorization from Michael S. Geele ("Seller's Contact") for the specific dates and times of its Due Diligence Investigations. Buyer shall obtain building access from Seller's on-site managers. Seller may require that some or all Due Diligence Investigations (e.g., asbestos sampling) take place in the presence of its security guard or other employees or representatives of Seller. Buyer's review of title and survey matters shall be done in accordance with Article 4.

(b) Laws; Safety; Restoration. Buyer will conduct the Due Diligence Investigations in a safe, diligent, and professional manner that will minimize damage to the Properties, avoid interference with Seller's operations, and comply with all applicable federal, state and local laws and regulations. Buyer will take all safety measures appropriate to protect against any personal injury or property damage resulting from Buyer's activities, Any holes, indentations, mounds or inclines created by any excavation shall be regraded and resurfaced to their prior condition, and Buyer shall immediately repair or restore to their prior condition all improvements or personal property damaged by the Due Diligence Investigations.

(c) Insurance. At all times that Buyer or any of its consultants or contractors conduct any Due Diligence Investigation activities at the Properties, the following minimum insurance coverages shall be in place, as evidenced by certificates of insurance delivered to Seller prior to entry. Seller shall be named as an additional insured under such policies.

(i) Buyer shall carry commercial general liability insurance (including contractual liability insurance covering Buyer's undertakings and indemnities hereunder) in the minimum amount of $3,000,000 per occurrence.

(ii) Each of Buyer's environmental or engineering consultants shall carry Contractors' Professional Liability and Pollution Liability coverage in the minimum amount of $2,000,000 per occurrence.

(d) Waiver of Liability. Buyer, for itself and (to the extent not prohibited by law) for its employees, agents and contractors, waives any and all Claims (as defined below) that Buyer or they may have now or in the future for personal injury, death or property damage occurring in connection with the Due Diligence Investigations or other entry by Buyer, its, employees, agents or contractors upon the Properties, including that caused by defects in, upon, or about the Properties.

(e) Indemnification. Buyer shall indemnify, defend and hold harmless Seller from and against any and all claims, demands, fines, penalties, actions, judgments, settlements, liens, damages, losses, causes of action, costs and expenses including attorneys' fees (collectively, "Claims") for personal injuries, property damage or violation of law occurring on or about the Properties prior to Closing or termination of this Agreement and caused by Buyer, its employees, agents or contractors.

(f) Liens. Buyer shall not permit to be created or remain undischarged any lien, encumbrance or charge which might become a lien or encumbrance on any of the Properties in connection with Buyer's Due Diligence Investigations. If any such lien or notice of lien is filed, Buyer shall promptly cause the same to be discharged of record by payment, deposit, bond, court order or otherwise. If Buyer falls to do so, then Seller, in addition to any other rights or remedies, may (but is not required to) discharge the same in any manner described in the preceding sentence. Any amount paid by Seller and all costs and expenses, including reasonable attorneys' fees, incurred in connection therewith shall be paid by Buyer to Seller on demand (together with interest, until paid, at a rate of two percent above the then prevailing "prime lending rate" charged by money center banks, as it may fluctuate from time to time, as reported in the Wall Street Journal). Nothing herein constitutes a consent or request by Seller to any contractor, subcontractor, laborer or material supplier for the performance of any labor or the furnishing of any materials for any improvement of the Properties or any part thereof.

(g) Cooperation. Seller shall cooperate with Buyer in the conduct of the Due Diligence Investigations and shall reasonably assist Buyer in obtaining the cooperation, as appropriate, of the shopping center owners in such investigation.

(h) Survival. The provisions of this Section shall survive the Closing or termination of this Contract.

3.3 Option to Terminate During Due Diligence Period. If Buyer's Due Diligence Investigations reveal significant adverse conditions related to the building structure of the Improvements (which term includes the foundation, floors, structural columns, load-bearing walls and roof) or environmental condition of either of the Properties that are unacceptable to Buyer in good faith, Buyer may terminate this Contract by delivering to Seller a Termination Notice (as defined in Section 3.7) before the end of the Due Diligence Period. After the end of the Due Diligence Period, Buyer shall have no right to terminate this Contract except on the terms and conditions specifically stated elsewhere in this Contract. Buyer's failure to timely give a Termination Notice shall constitute Buyer's waiver of its right to terminate this Contract under this Section 3.3.

3.4 Governmental Records. Seller hereby authorizes any and all applicable governmental agencies and authorities to provide Buyer copies of their records, if any, regarding a Property. Upon request, Seller shall furnish to Buyer an authorization necessary to enable Buyer to make inquiries of any governmental authorities about the existence or status of violations of any governmental requirements at a Property.

3.5 Disclaimer of Warranties. Except as specifically stated in this Contract, Seller hereby disclaims any warranty, oral or written, whatsoever, including, without limitation, any concerning (a) the nature or condition of the Properties and the suitability thereof for any and all activities and uses which Buyer may elect to conduct thereon, (b) the manner, construction, condition or state of repair or lack of repair of the Properties, (c) the nature and extent of any right-of-way, possession, lien, encumbrance, license, reservation, condition or otherwise, and (d) the compliance of the Properties with any laws, rules, ordinances, or regulations of any governmental body, it being specifically understood that Buyer will perform such Due Diligence Investigations as it may require and, in the absence of timely delivering a Termination Notice, Buyer shall accept the Properties in the same condition as exists on the Effective Date, subject to casualty damage as provided herein and reasonable use, wear, tear and natural deterioration between the date hereof and the Closing Date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this Contract. The sale of the Properties hereunder is to be made on an "AS IS, WHERE IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, and except as otherwise specified herein, SELLER MAKES NO WARRANTY OR REPRESENTATION CONCERNING THE PROPERTIES, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.6 Termination Notices. The term "Termination Notice" herein means written notice of a party's election to terminate this Contract specifying both the factual basis and provision hereof entitling such party to terminate this Contract.

Article 4. Title

4.1 Title Objections.

(a) Buyer has ordered, at its expense, title commitments ("Commitments") for ALTA Leasehold Owner's Policies of Title Insurance to be arranged by such national title insurance company as Buyer may select (the "Title Agent"). If desired, Buyer may order a survey of either or both of the Properties ("Surveys"). Buyer shall request the Title Agent to deliver copies of the Commitments and all title exceptions to each of Buyer and Seller as promptly as the same are available, and, likewise, Buyer shall request its surveyor to deliver two copies of the Survey(s), if ordered, to Buyer and Seller as soon as the same are available. Buyer must notify Seller no later than the last day of the Due Diligence Period of any matters affecting the condition of title to a Property which are not acceptable to Buyer in its good faith judgment ("Title Objections"). If Buyer notifies Seller of any Title Objections, Seller shall have the right, but no obligation, to cure, remove or cause the title insurer to insure over any Title Objections and shall notify Buyer within five days after receipt of the notice of Title Objections if Seller intends to attempt to cure, remove or insure over such Title Objection(s). Absent such notice from Seller, Buyer may terminate this Contract by giving a Termination Notice to Seller within ten days after Seller's five-day notice period expires. Buyer's failure to timely give such Termination Notice shall constitute Buyer's agreement that the subject Title Objections are Permitted Exceptions.

Buyer acknowledges receipt of the Commitments and copies of most of the title exception documents mentioned therein and Buyer is in the process of requesting from the Title Agent the relevant missing pages, exhibits and complete documents. If Buyer does not receive complete copies of all such missing documentation at least five business days before the end of the Due Diligence Period, then the period in which Buyer may notify Seller of Title Objections directly concerning such delinquent documentation shall be automatically extended to the date five business days following Buyer's receipt of true and complete copies of the last missing documents referenced in the Commitments.

(b) No matter may be a Title Objection if it is a Permitted Exception. "Permitted Exceptions" are those matters subject to which a Leasehold Estate is to be purchased and conveyed and shall include: (i) matters which were or are caused or created by acts done or suffered by Buyer, (ii) matters accepted by Buyer, and (iii) exceptions stated in the Commitment or identified in the Survey which are not timely identified as Title Objections in a notice from Buyer to Seller as provided above.

(c) Notwithstanding the foregoing, liens which secure indebtedness of Seller or the owner of the fee interests in the Properties or adjacent shopping centers (except standard printed title policy exceptions and liens for non-delinquent real estate taxes) shall not be Permitted Exceptions unless covered by the SNDAs (as to the fee interest) to be delivered at Closing or waived in writing by Buyer.

(d) Buyer acknowledges that Seller makes no warranties as to the condition of title to the Properties other than the representations in Subsection 5.2(b).

4.2 Delays In Closing and Termination.

(a) If any Title Objection which Seller advises Buyer that it intends to cure, remove or insure over is not so cured, removed or insured over by the fifth business day preceding the Scheduled Closing Date (defined in Section 6.1). Seller shall have the option, by notice to Buyer, to postpone the Closing for up to 45 days to allow Seller to continue efforts to cure, remove or have it insured over.

(b) If Seller does not notify Buyer at least five business days prior to the Scheduled Closing Date (as it may be deferred by Seller) that all Title Objections it has undertaken to cure, remove or insure over have been cured, removed or will be insured over by the title insurer, Buyer may, prior to its subsequent receipt of such notice from Seller (but not thereafter), elect to terminate this Contract by delivery of a Termination Notice to Seller. Absent timely delivery of such Termination Notice, Buyer shall be conclusively deemed to accept the Leasehold Estates subject to all outstanding Title Objection(s) (in which event such Title Objection(s), other than liens securing indebtedness of Seller, shall be Permitted Exceptions) and the parties shall proceed with the Closing on the Scheduled Closing Date. Seller shall have no obligation to Buyer with respect to Seller's failure to eliminate any such Title Objections, whether this Contract is terminated or the Closing occurs.

Article 5. Covenants and Representations

5.1 Seller's Covenants. Seller hereby covenants to Buyer that between the Effective Date and the Closing (or the second anniversary of the Closing, with respect to item (j) below):

(a) Seller will not sell, lease, sublease, mortgage, grant an option to purchase, assign or create any new right, title or interest in or to a Leasehold Estate or any of the Properties or assign, sublet, modify or terminate a Lease, except as may be approved by Buyer in its sole discretion.

(b) Seller shall punctually perform all its obligations under the Leases and shall notify Buyer immediately upon learning of any material breach of a Lease by it or any party or upon sending or receiving any notice of breach or default with respect to any party's obligations under a Lease.

(c) Seller will continue to maintain the Properties in accordance with the Leases, subject to the provisions of this Contract concerning casualties and eminent domain.

(d) Seller has paid or will pay in the ordinary course of business all costs, charges and expenses incurred by it or on its behalf for the operation and maintenance of the Properties, including the costs of all materials and labor, so that there shall be no valid lien enforced against any of the Properties or Leasehold Estates after the Closing by any architect, contractor, subcontractor, supplier, mechanic, materialman or artisan with respect to any work performed on, or materials furnished to, a Property.

(e) Seller shall terminate, effective at or before the Closing, any and all subleases, licenses or other possessory rights of third parties to any part of the Properties.

(f) Seller shall terminate, effective at or before the Closing, all of Seller's contracts for maintenance, repair or other services at the Properties.

(g) Seller will not violate any Environmental Law at or concerning a Property. The term "Environmental Law" as used in this Contract means each federal, state or local law, ordinance or regulation, now or hereafter in effect, relating to environmental conditions, industrial hygiene or hazardous materials.

(h) Seller shall promptly notify Buyer, and furnish reasonable detail, of each instance of Seller's (i) obtaining knowledge of a release or threat of release of any hazardous material or contaminant at or proximate to a Property, which release would require special handling, containment, disposal, or remediation under any Environmental Law, (ii) receipt of any notice from any federal, state, municipal or other governmental agency or authority concerning hazardous materials or contaminants located at or near a Property, and (iii) obtaining knowledge of any activity by a governmental agency or authority concerning the assessment, containment, or removal of any hazardous materials located at or proximate to a Property pursuant to any Environmental Law.

(i) Seller shall promptly notify Buyer of any change with respect to Seller or either of the Properties of which Seller obtains knowledge that would make any of the representations in Section 5.2 of this Contract untrue.

(j) Upon request, Seller shall cooperate with Buyer in determining the proper amounts payable under the Leases with respect to percentage rent, real estate taxes, merchant fees, common area maintenance expenses and other charges payable by the tenant under the Leases, and complying with any reporting and documentation obligations concerning same, to the extent part of the lease terms prior to the Closing are involved.

Seller's liability to Buyer for the observance and performance of the covenants in this Section shall survive the Closing for the applicable statutory limitations period.

5.2 Seller's Representations. Seller represents to Buyer, as of the Effective Date, as follows:

(a) Seller is a corporation validly existing under the laws of the State of Delaware, and has corporate power and authority to perform all its obligations under this Contract. Seller will provide to Title Agent and Buyer at the Closing a Delaware certificate of good standing.

(b) Seller is the subtenant party to the Silver Lake Sublease and is the tenant party to the Columbia Lease. Seller has not previously sublet, assigned or transferred to a third party any interest in the Leasehold Estates or Leases, and there are no third parties in occupancy of any part of either Property or, to Seller's knowledge, having the right to occupy any part of either property under any oral or written agreement. The Leases and other agreements listed in Exhibit C have not been modified or released and remain in full force and effect. Seller has obtained all requisite consents of third parties to the subject sale and assignment and has full right to assign the Leasehold Estates and Leases to Buyer on the terms stated herein without such assignment constituting a breach of any Lease or other agreement binding upon Seller or a Property. Seller has no actual knowledge that it or another party to a Lease or other agreement listed in Exhibit C is in breach of any of its obligations thereunder, and Seller knows of no notice of default or non-performance or demand for performance with respect to any such Lease or other agreement that has been given or received by it or any other party and that has not been rescinded or rendered moot by performance. Seller has not paid and is not obligated to pay to its landlord or sublandlord under either Lease any percentage rent with respect to either the current or preceding lease years. Any operating or trade name covenants of the tenant under the Leases have expired.

(c) Seller's execution of this Contract, the consummation of the transaction contemplated hereby, and the performance and observance of the obligations of Seller herein have been duly authorized by all requisite corporate or shareholder action of Seller. The person(s) or entity(ies) executing this Contract on behalf of Seller have been duly authorized and empowered to bind Seller to this Contract, and the signature of no other person or entity is required to bind Seller to this Contract.

(d) Neither this Contract nor the consummation of the transaction contemplated by this Contract will violate or be in conflict with any provision of Seller's articles of incorporation or organization, charter, bylaws, or any other agreement or instrument to which Seller or any of its affiliates is a party or by which Seller or any of its affiliates, a Property or Leasehold Estate is bound or any judgment, decree, order, statute, rule or regulation known to Seller and applicable to Seller or a Property.

(e) Any order, permission, consent, approval, license, authorization, registration or filing with, or exemption by, any governmental agency which is required for the execution, delivery or performance of this Contract by Seller has been given or obtained or will be given or obtained prior to the Closing. Seller has satisfied itself that no filing or notice by it is required under any state bulk sales law or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. 18a).

(f) This Contract constitutes the legal, valid and binding obligation of Seller.

(g) There are no bankruptcy or debtor relief proceedings pending, being contemplated by Seller or, to Seller's knowledge, threatened against Seller as debtor.

(h) Seller knows of no material violation of any federal, state or local government laws, ordinances, rules, regulations or orders relating to a Property.

(i) Seller knows of no pending or threatened action, suit, proceeding, administrative enforcement action, claim or demand whatsoever relating to a Property or affecting any of its rights with respect to a Lease.

(j) Seller has not been notified in writing and does not otherwise know of any possible future improvements by any public authority, any part of the cost of which would or might be assessed against a Property and, to Seller's knowledge, (i) all assessments now a lien upon a Property are shown on its property tax statement or tax duplicate and (ii) no site or area improvements have been installed by any public authority, the costs of which are to be assessed against a Property in the future.

(k) None of Seller's employees at the Properties are represented by a labor union or labor organization in their relationship with Seller.

5.3 Termination of Seller's Employees.

(a) On or before the Closing, all employees of Seller or any affiliate of Seller at the Properties shall be terminated or transferred to other locations by Seller or its affiliate.

(b) Seller shall be solely responsible for all notices and liabilities required under the provisions of the Worker Adjustment and Retraining Notification Act (29 U.S.C. 2101-2109) and the regulations promulgated thereunder ("WARN") and any other applicable federal, state or local law related to labor or employment matters. Seller shall indemnify, defend and hold harmless Buyer from any liabilities under or relating to WARN or such other laws, arising in connection with this transaction and any claims based on such employees' employment at a Property, including (without limitation) claims for unpaid wages, unpaid accrued vacation, employment discrimination, unemployment benefits, health benefits, termination, layoff, severance, or similar claims asserted at any time by any employees or former employees and their covered dependents.

(c) Seller's liability to Buyer for the observance and performance of the covenants in this Section shall survive the Closing for the applicable statutory limitations period.

5.4 Buyer's Representations and Covenants. Buyer hereby represents and covenants to Seller, as of the Effective Date, that:

(a) Buyer is a corporation validly existing under the laws of the State of Ohio, and has corporate power and authority to enter into and perform all its obligations under this Contract.

(b) Buyer's execution of this Contract, the consummation of the transaction contemplated hereby, and the performance and observance of the obligations of Buyer herein have been duly authorized by all requisite corporate or shareholder action of Buyer. The person(s) or entity(ies) executing this Contract on behalf of Buyer have been duly authorized and empowered to bind Buyer to this Contract, and the signature of no other person or entity is required to bind Buyer to this Contract.

(c) Neither this Contract nor the consummation of the transaction contemplated by this Contract will violate or be in conflict with any provision of Buyer's articles of incorporation or organization, charter, bylaws, or any other agreement or instrument to which Buyer or any of its affiliates is a party or by which Buyer or any of its affiliates is bound or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(d) This Contract constitutes the legal, valid and binding obligation of Buyer.

(e) Any order, permission, consent, approval, license, authorization, registration or filing with, or exemption by, any governmental agency which is required for the execution, delivery or performance of this Contract by Buyer has been given or obtained. Buyer has satisfied itself that no filing or notice by it is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. 18a).

(f) There are no bankruptcy or debtor relief proceedings pending, being contemplated, or threatened against Buyer as debtor.

(g) Buyer has had, or shall have had prior to the Closing, the right to inspect the Properties and Buyer is acquiring Seller's interest in the Properties in their "AS IS, WHERE IS" condition without any representation or warranty as to the Properties, except for the express representations and covenants of Seller in Articles 5, 6, 7 and 8 of this Contract.

(h) Buyer shall complete its Due Diligence Investigations to its own satisfaction within the time periods stated in this Contract.

(i) Buyer has made, or will make during the Due Diligence Period, all arrangements necessary to have sufficient funds available to pay the Purchase Price and timely consummate the purchase contemplated by this Contract, and Buyer acknowledges that obtaining financing for the Purchase Price is not a condition to Buyer's obligations under this Contract.

5.5 Seller's Knowledge. As used in this Contract, the phrases "to Seller's knowledge," "known to Seller" and similar phrases mean the current, actual knowledge of Seller's chief executive officer, facilities manager, chief financial officer and the store managers of the Properties, without duty to make independent inquiry.

5.6 Liabilities for Representations. The representations in Sections 5.2 and 5.4 shall survive the Closing. If any such representation is not accurate as of the date of Closing, a party hereto damaged by such inaccurate representation and who has acted in reasonable reliance thereon without knowledge of facts to the contrary may bring suit thereon, but only if such action is filed in a court of competent jurisdiction no later than 18 months after the date the Closing occurs, and any claims under such provisions not so timely filed shall be barred. Further, if prior to the Closing, either party has actual knowledge that any of the other party's representations in Sections 5.2 or 5.4 are not accurate but nevertheless elects to consummate the transaction contemplated by this Contract, the representing party shall not have any liability after the Closing for the inaccuracy of such representation.

Article 6. Closing

6.1 Date and Place of Closing. The purchase of the Leasehold Estates and Seller's interest in the Leases and the Properties will be completed through an escrow to be opened with the Title Agent. The consummation of the subject sale ("Closing") will take place at the office of Seller in Fresno, California (or such other place mutually acceptable to Buyer and Seller) at 10 a.m. local time on the following applicable date ("Scheduled Closing Date"): (a) August 2, 2002, or, if it is not a business day, on the next following business day, (b) the date to which Seller postpones the Closing by notice to Buyer pursuant to this Contract, or (c) such other date as the parties mutually agree upon in writing. The term "Closing Date" herein means the date of Closing.

6.2 Conditions to Buyer's Obligation to Close. Buyer's obligation to perform this Contract by consummating the purchase herein provided for is expressly made contingent and conditioned upon the following ("Contingencies"):

(a) All Seller's representations in Section 5.2 shall be true and accurate in all material respects as of the Closing Date; and all Seller's covenants in Sections 5.1 and 5.3 shall have been performed as of the Closing Date.

(b) The title insurer selected by Buyer is willing to insure the Leasehold Estates to Buyer, subject only to standard printed exceptions and the Permitted Exceptions. If the title insurer declines to issue a title policy in compliance with this paragraph (b), then Buyer shall give Seller a reasonable opportunity to make arrangements for a title policy complying with this paragraph (b) with any other major title company (such as Chicago/Ticor Title Insurance Company, Lawyers Title Insurance Corporation, or First American Title Insurance Company).

(c) No action, suit, proceeding, inquiry or investigation is commenced or pending before any court or governmental authority against or affecting a Property that could reasonably be expected either to (1) prevent the performance by Seller of its obligations under this Contract or the consummation of the transaction contemplated by this Contract or (2) materially adversely affect the value or operation of such Property or Leasehold Estate following the Closing.

(d) As of the Closing, the Leases shall be in full force and effect without any claim by any party thereto or mortgagee of any such party that a default or breach thereof then exists.

(e) Seller shall execute and deliver, and cause to be executed and delivered, to Buyer at Closing all of the documents which this Contract provides are to be executed and delivered by Seller and the parties to the Leases and Meyer Lease, and their respective mortgagees.

The foregoing contingencies and conditions are for the benefit of Buyer alone, and Buyer, in its sole discretion, may waive in writing any or all of them and any other provisions of this Contract that are for Buyer's benefit. Any contingency or condition so waived by Buyer in writing shall no longer be a contingency or condition. If Buyer does not waive any Contingency or condition that is not satisfied as of the Closing Date and elects not to consummate the purchase herein provided for, then this Contract shall terminate upon delivery of a Termination Notice by Buyer to Seller.

6.3 Deliveries.

(a) By Seller. Seller shall deliver or cause to be delivered to Title Agent prior to the date and time set for Closing, each of the following:

(i) Six original counterparts of the Assignment & Assumption Agreement for each Lease in the form of Exhibit D ("Lease Assignment"), duly executed and acknowledged by Seller, assigning such Lease to Buyer, subject to all Permitted Exceptions, including easements, covenants, conditions and restrictions of record and all matters ascertainable by an inspection or survey.

(ii) Two original counterparts of the Bill of Sale in the form of Exhibit E, duly executed by Seller, transferring to Buyer ownership of the personal property described in Exhibit C.

(iii) A certificate in the form of Exhibit F, duly executed by Seller, reaffirming the representations in Section 4, as if they were made on and as of the date of Closing.

(iv) An executed certificate stating that Seller is not a "foreign person" under Section 1445 of the Internal Revenue Code, as amended, and providing Seller's tax identification number ("Non-Foreign Certification").

(v) Executed seller's title affidavits and corporate secretary's certificates (with resolutions authorizing the subject sale) in forms acceptable to the Title Agent and sufficient to cause the title insurer to remove those standard printed title exceptions customarily removable from title policies in the subject states.

(vi) A Seller's closing statement as prepared by the Title Agent and such other instruments as may be reasonably necessary for the Title Agent to close the subject transaction in accordance with applicable laws and for the title insurer to issue the Title Policies to Buyer.

(vii) Any and all applicable state, county, and municipal transfer declaration forms required by state or local law, duly completed and executed on behalf of Seller.

In addition, at least 24 hours prior to the date and time set for Closing, Seller shall be in a position to deliver to Buyer, at Closing, exclusive possession of the Properties in broom clean condition with all refuse and Seller's inventories and Personalty removed.

(b) By Others. Seller shall cause the landlords of the Silver Lake Sublease, Meyer Lease, and Columbia Lease and their respective mortgagees to deliver or cause to be delivered to Title Agent, prior to the date and time set for Closing, each of the following:

(i) Four duly executed and acknowledged counterparts of a Memorandum of Lease for the Silver Lake Sublease in the form of Exhibit G, signed by Meyer, as landlord.

(ii) Four duly executed and acknowledged counterparts of a Memorandum of Lease for the Columbia Lease in the form of Exhibit H, signed by the landlord.

(iii) Four original counterparts of a non-disturbance and attornment agreement between Buyer and each landlord or sublandlord of the Leases, the landlord of the Meyer Lease, and each of their respective mortgagees, such agreements to be substantially in such form and content as is acceptable to Buyer in good faith (the "SNDAs").

(iv) One original counterpart of a lease estoppel certificate executed by the landlord and tenant of each Lease and the Meyer Lease, addressed to Buyer and dated within 15 days of the Closing Date, substantially in the form of Exhibit I.

(v) Duly signed approval(s) of any and all occupants or interested parties having any contractual right to approve the transfer of either Leasehold Estate, alterations to the Improvements, or change of signage for the Improvements, all in form and content reasonably acceptable to Buyer ("Major Approvals").

(c) By Buyer. Buyer shall deliver or cause to be delivered to Title Agent, prior to the date and time set for Closing, each of the following:

(i) The Purchase Price in immediately available funds, net of prorations and other Items charged or credited to Buyer on the Buyers closing statement prepared by Title Agent in accordance with this Contract.

(ii) The two Lease Assignments, two lease memoranda referred to above and the SNDAs, duly executed and acknowledged by Buyer in the appropriate number of counterparts each.

(iii) A Buyer's closing statement and such other instruments as may be reasonably required from Buyer to fulfill its obligations under this Contract.

(d) By Title Agent. Title Agent will close escrow on the Scheduled Closing Date or (subject to each party's right to terminate this Contract upon default by the other party) as soon thereafter as all of the conditions to Buyer's obligation to purchase the Leasehold Estates in this Contract are satisfied, or waived by Buyer, and the title insurer is prepared to issue to Buyer ALTA leasehold owner's policies of title insurance containing only those exceptions to coverage which are Permitted Exceptions (the "Title Policies"), by taking the following actions:

(i) Delivering one counterpart of each of the Lease Assignments and applicable lease memoranda for recording to the appropriate recorder's office, with instructions for the recorder to deliver same to Buyer after recording,

(ii) Delivering to Buyer the Title Policies and two fully signed counterparts each of the signed Lease Assignments, Bill of Sale, lease memoranda, lease estoppels, SNDAs, Non-Foreign Certification, and Buyer's closing statement.

(iii) Delivering to the other parties thereto, fully signed counterparts of the SNDAs and lease memoranda.

(iv) Delivering to Seller one fully signed counterpart of each of the Lease Assignments and Seller's closing statement, and paying to Seller, by wire transfer as directed by Seller, the Purchase Price net of prorations and other items (including amounts required to pay-off liens) charged or credited to Seller on the closing statements prepared by Title Agent (and approved by Seller) in accordance with this Contract,

Should Seller or Buyer fail to timely make the required deliveries to the Title Agent, the Title Agent shall notify the parties of the specific deficiencies and promptly return any deliveries made to the party delivering the same, unless instructed otherwise by such delivering party. If all required deliveries are timely made to the Title Agent, the Title Agent shall hold the same in escrow until the Title Agent can assure that it can and will issue the Title Policies, at which time the Title Agent shall distribute funds in accordance with the Buyer's and Seller's closing statements and deliver executed documents as provided in paragraph (d) immediately above (except for the Seller's title affidavits and corporate secretary's certificates, which shall be retained by the Title Agent). If the Title Agent is unable to fulfill such conditions of the escrow on or before the second business day after the receipt of the deliveries described in paragraphs (a), (b) and (c) of this Section, whichever is last received, then Title Agent will return such items to the persons who provided them to the Title Agent, unless Buyer and Seller mutually instruct otherwise.

Upon receipt of written advice, including electronic mail, from Title Agent that it is unconditionally prepared and willing to close this transaction and has dispatched the Lease Assignments and lease memoranda for recording, Seller will immediately deliver to Buyer all keys to the locks on the Properties under Seller's control and exclusive possession of the Properties in broom clean condition with all refuse and Seller's inventories and Personalty removed.

6.4 Tax Prorations. Property taxes and assessments relating to the Properties for the preceding current year shall be prorated between Seller and Buyer effective as of midnight preceding the day of Closing and shall be adjusted at Closing. If any tax or expense proration is based upon an estimate at Closing, a post-Closing adjustment shall be made by cash settlement between Seller and Buyer within 30 days after receipt of the actual expense invoices or tax bill, which obligation of adjustment shall survive the Closing. Proration of undetermined taxes shall be based on a 365- day year and on the most recent available tax rate and valuation, giving effect to applicable exemptions, recently voted mileage, change in valuation, etc., whether or not officially certified to the appropriate county officials as of the date of Closing, subject to post-Closing adjustment as provided above, and provided that Buyer shall be responsible for any increase in taxes or additional taxes or assessments imposed on a Property after Closing. At closing, Seller shall pay all delinquent real estate taxes or special assessments, except any that Seller contests in good faith (which contested assessments shall be Seller's liability).

6.5 Other Prorations; Wind-Up. At Closing, all rents and other charges under the Lease shall be prorated between Seller and Buyer on the basis of a 365-day year, such that Seller and Buyer shall have paid or received, as the case may be, its fairly allocable share thereof. In lieu of a proration of utility charges, Seller and Buyer shall immediately upon closing cause all utility providers to make a final reading and transfer the service to Buyer's name and to forward the final statement to Seller and all future statements to Buyer. Seller shall promptly pay the final bills. The obligations in this Section shall survive the Closing,

6.6 Closing Costs. At Closing, Seller shall pay all documentary transfer taxes, if any, and Buyer shall pay all title insurance premiums and charges for the Title Policies and any endorsements thereto. Buyer and Seller shall each pay one-half of all escrow expenses, recording charges, and other closing costs required to be paid in connection with the transaction contemplated by this Contract. Each party shall be responsible for payment of fees of any attorneys, appraisers and other consultants it has engaged. The obligations in this Section shall survive the Closing.

6.7 Property Tax Refunds. All refunds of real estate taxes, including interest thereon paid by the taxing jurisdiction ("Property Tax Refunds"), pertaining to periods prior to the Closing shall be the property of Seller, and all Property Tax Refunds pertaining to periods on or after the Closing shall be the property of Buyer, regardless of when any such refunds are paid or received. If Buyer receives a Property Tax Refund belonging to Seller, then Buyer shall remit such Property Tax Refund to Seller within ten (10) days of receipt by the Buyer. If Seller receives a Property Tax Refund belonging to Buyer, then Seller shall remit such Property Tax Refund to Buyer within ten (10) days of receipt by Seller. Seller and Buyer shall cooperate reasonably with each other to pursue and obtain Property Tax Refunds. Tax reduction proceedings relating solely to prior tax years, to the extent practicable, shall be conducted by and in the name of Seller and as directed by Seller. The provisions of this Section shall survive the Closing.

6.8 Sales Tax. Seller shall not collect any state or local sales or use taxes (collectively, "Sales Tax") from Buyer at Closing. If Seller is assessed for any Sales Tax in connection with this transaction, or any penalty or interest thereon (collectively, an "Assessed Liability"), Buyer shall indemnify, defend and hold harmless Seller from and against the Assessed Liability and shall pay the amount of the Assessed Liability within ten (10) days after receipt of a notice from Seller that such Assessed Liability is due. Buyer's obligation under this Section shall survive Closing.

Article 7. Casualty and Condemnation

7.1 Casualty. Risk of loss or damage to the Improvements from the Effective Date through the Closing shall be borne by Seller; provided that if either or both of the Properties is damaged or destroyed by fire or other casualty (whether or not the cause of such loss is insured or insurable) prior to the Closing with a resulting loss or property damage of $100,000 or more in the aggregate, Buyer shall elect to either (a) proceed with the Closing subject to satisfaction of the Contingencies or (b) terminate this Contract. In the event of any damage or destruction which is not de minimis in nature, Seller shall immediately notify Buyer thereof (the "Notice of Damage") and make such emergency and other repairs necessary to prevent exposure to the elements or other further damage to the subject Property. Within 30 days after the Notice of Damage, Buyer shall determine whether the damage rises to the $100,000 level and, if so, make its election by notice to Seller, and the Closing shall be delayed as necessary to allow time for Buyer to make such election. Failure by Buyer to so notify Seller shall constitute an election to proceed with the Closing subject to satisfaction of the Contingencies. If Buyer elects (a) above or the casualty does not result in at least $100,000 of property damage in the aggregate, then Seller shall pay to Buyer at Closing the estimated cost of the repairs or loss as reasonably determined by an independent insurance adjuster mutually selected by the parties less the amount of any insurance proceeds payable to Seller for the Property so damaged or destroyed (the right to such proceeds shall be assigned by Seller to Buyer at Closing), and net of the cost of such repairs made by Seller before the Closing. If Buyer elects (b) above, then this Contract shall terminate upon delivery of such notice to Seller. If Seller would otherwise be obligated to pay more than $500,000 (exclusive of insurance proceeds) under this paragraph, Seller shall have the option to terminate this Contract by notice delivered to Buyer within ten days after receipt of Buyer's election above. Seller's obligations under this Section shall survive the Closing.

7.2 Eminent Domain. If prior to Closing, all or any material part of a Property is taken by any governmental authority under the power of eminent domain, Buyer shall elect to either (a) proceed subject to satisfaction of the Contingencies or (b) terminate this Contract. In the event of any such taking, Seller shall immediately notify Buyer thereof (the "Notice of Taking"). Within 30 days after the Notice of Taking, Buyer shall make its election by notice to Seller, and the Closing shall be delayed as necessary to allow time for Buyer to make such election. Failure by Buyer to so notify Seller shall constitute an election to proceed subject to satisfaction of the Contingencies. If Buyer elects (a) above, then at Closing Seller shall credit against the Purchase Price any compensation previously received by Seller as a result of such taking and shall assign to Buyer its right to any future compensation for such taking. Prior to the election by Buyer of (a) above and the satisfaction or waiver of the Contingencies, Seller may defend against such taking and/or negotiate a settlement; subsequent to the election by Buyer of (a) above and the satisfaction or waiver of the Contingencies, Buyer shall have the same rights. If Buyer elects (b) above, then this Contract shall terminate upon delivery of such notice to Seller. The obligations in this Section shall survive the Closing.

Article 8. Brokers' Commissions

Buyer and Seller each represent to the other that no real estate broker's, agent's or finders' fee or commission will be due or arise in connection with this Contract or the subject purchase and sale of the Leasehold Estates. Buyer and Seller shall indemnify, defend and hold each other harmless from and against any broker's commission or finder's fee and other Claims made by any person asserting an entitlement to a broker's commission or finder's fee at the alleged instigation of the indemnifying party concerning this Contract or the subject purchase and sale of either of the Leasehold Estates. The provisions of this Article shall survive the Closing or termination of this Contract for the applicable statutory limitations period.

Article 9. Termination and Remedies

9.1 Buyer's Remedies. If Seller defaults in performing its obligations hereunder for any reason other than Buyer's default, Buyer shall be entitled to (i) waive in writing the contractual obligations of Seller; (ii) extend the time for performance by such period of time as may be mutually agreed upon in writing by the parties hereto; (iii) terminate this Contract; or (iv) enforce specific performance of this Contract.

9.2 Seller's Remedies. If Buyer defaults in performing its obligations hereunder for any reason other than Seller's default, Seller shall be entitled to (i) waive in writing the contractual obligations of Buyer; (ii) extend the time for performance by such period of time as may be mutually agreed upon in writing by the parties hereto; (iii) terminate this Contract, or (iv) enforce specific performance of this Contract.

9.3 Cumulative Remedies; Limitations on Recovery of Damages. All rights, power, options or remedies afforded to the parties either hereunder or by law shall be cumulative and not alternative and the exercise of one right, power, option, or remedy shall not bar other rights, powers, options or remedies allowed herein or by law. Neither party shall be entitled to recover from the other consequential or punitive damages for a breach of this Contract.

Article 10. Assignment and Exchange Transactions

This Contract is not assignable by either party, except that Buyer may assign it to an affiliate of Buyer so long as such assignment to Buyer's affiliate does not delay the Closing. Any purported assignment made without the written consent of the other party shall be null and void and shall constitute a breach of this Contract. No assignment shall release the assigning party from any obligation or liability under this Contract.

Article 11. Miscellaneous

11.1 Successors and Assigns. All of the terms and conditions of this Contract are hereby made binding on the respective successors and permitted assigns of the parties hereto.

11.2 Time Periods. Wherever this Contract provides that an action may or must be taken or an event is to occur within a specified number of days, if the last day of the specified period is a Saturday, Sunday or bank holiday, such specified period shall instead end on the next business day following such Saturday, Sunday or bank holiday.

11.3 Publicity. Except as may be required by law or under the rules of the New York Stock Exchange, neither party shall make any publicity release, advertisement, filing, public statement or announcement regarding the transaction contemplated by this Contract without the prior written consent of the other party.

11.4 No Recording. This Contract shall not be recorded in the applicable land records by either party. However, this provision shall not prevent the institution or prosecution of any legal action in the event of a default by either party under any term or condition of this Contract.

11.5 Notices. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed given (a) when delivered or refused, if delivered personally or by an overnight or other courier service which verifies delivery, or (b) the next business day after it is sent registered or certified mail, return receipt requested, addressed to Seller or Buyer, as the case may be, at the addressee's notice address stated below or at such other address as either party may designate by notice given as provided above:

To Buyer:	with copy to:
The Bon, Inc. 7 West Seventh Street Cincinnati, Ohio 45202 Attn: Real Estate Department	Byron T. Fowler, Esq. Federated Department Stores, Inc. 7 West Seventh Street Cincinnati, Ohio 45202

To Seller:	with a copy to
Gottschalks Inc. 7 River Park Place East Fresno, California 93720 Attn: Michael S. Geele, Senior Vice President and Chief Financial Officer	O'Melveny & Myers, LLP 400 South Hope Street, 15th Floor Los Angeles, California 90071 Attn: Avery R. Brown, Esq.

11.6 Entire Agreement and Interpretation. This Contract constitutes the entire understanding between the parties and supersedes all prior agreements concerning the purchase and sale of the Leasehold Estates. THIS CONTRACT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES. The language of this Contract shall be construed according to its fair meaning and not strictly for or against Seller or Buyer, as its fair meaning most accurately reflects the Intent and agreement of the parties and both parties have been represented by counsel in the preparation hereof. Unless the context of this Contract requires otherwise: words of one gender include other genders, singular words include the plural, and vice versa; "include" and "including" introduce illustrative matters and are not limiting; "Seller," and "Buyer" mean the appropriate person(s) or entities entering into this Contract and its (their) permitted successors and assigns: "or" has the inclusive meaning of "and/or"; "hereof," "herein", "hereby", "hereunder" and similar terms refer to this Contract as a whole and not to any particular provision; article, section, subsection, exhibit and schedule references are to this Contract unless otherwise stated; and captions are for convenience only and do not interpret, limit or amplify the provisions hereof.

11.7 Severability. If any clause or provision of this Contract is illegal, invalid or unenforceable, the remainder of this Contract shall not be affected thereby, and it is the intention of the parties that in lieu of each such illegal, invalid or unenforceable clause or provision there shall be substituted a clause or provision as similar in terms thereto as may be possible and be legal, valid and enforceable, provided that in any such instance both parties may still effectively realize the substantial benefit of the transaction contemplated hereby.

11.8 Amendments. No modification or amendment of this Contract shall be effective unless made in writing and executed by Buyer and Seller. If any approval or consent is required by any provision of this Contract, such approval or consent shall be deemed given only if it is in writing and signed by the party whose approval or consent is required.

11.9 Attorneys' Fees. If either party takes legal action against the other to enforce this Contract or recover damages hereunder, the party in whose favor final judgment is entered shall recover from the other party its reasonable attorneys' fees and costs. The provisions of this Section shall survive the Closing.

11.10 Time of Essence. Time is of the essence of this Contract and each provision hereof.

11.11 Counterparts. This Contract may be signed in several counterparts with the same effect as if all parties signed the same document. The signature of a party on any counterpart may be removed and attached to any other counterpart to form a fully executed original of this Contract.

Buyer and Seller have executed this Contract as of the date first stated above.

Seller:

Gottschalks Inc., a Delaware corporation

By: /s/ Michael S. Geele

Senior Vice President
and Chief Financial Officer

Buyer:

The Bon, Inc., an Ohio corporation

By: /s/ Gary J. Nay

Vice President

Exhibit A

Legal Descriptions of the Properties

Exhibit B

Seller's Fixtures and Equipment

(excluded from Purchase and Sale)

Home Store fixtures and equipment:

  2-shelf Amco metal racks (2 per location)
  4 x 4 platform (2 per location)
  Napkin fixture (1 per location)
  Luggage units (Silver Lake - 4; Columbia - 3)
  Sheet/comforter fixtures (2 per location)
  Bath coordinate fixtures (2 per location)
  3 stepped fixtures (1 per location)
  Sheet fixtures (2 per location)
  Bath rug fixtures (4 per location)
  Shelf unit (4 per location)
  60" nested tables (5 per location)
  48" nested tables (Silver Lake - 15; Columbia - 13)
  Towel fixtures (3 per location)
  Sheet "D" fixtures (5 per location)
  Promo cabinets (5 per location)
  48" x 48" bins (7 per location)
  36" x 36" bins (2 per location)
  Table linen fixtures (3 per location)

Sensormatic Ultramax EAS system and related EAS hard tags (Silver Lake - 2 pedestals;

Columbia - 3 pedestals)

Public View CCTV system, including camera, monitor and mounting hardware (Columbia only)

Security cameras (Silver Lake - 2; Columbia - 5)

Multiplexer (Columbia only)

Time lapse VCR's (1 per store)

POS registers and controllers

Spencer switch panel (for POS equipment)

UPS

Telxon equipment, including base stations and antennae, hand held scanners and battery chargers, ticket printers and battery charger/reconditioners.

4' POS equipment racks

Ricoh printers

Thin clients (Wyse 3200 base units), monitors, keyboards and mice (4 each per store)

Cisco 1900 switch (1 per store)

Cisco 2610 router (1 per store)

19" telco aluminum equipment rack/patch panel

Aficio 270 printer/copier (1 per store)

Vantage 48c phone system and phones

Exhibit C-1

COLUMBIA CENTER

1. Lease Agreement, dated July 11, 1988, by and between Lamonts Apparel, Inc. and Columbia Mall Partnership ("Lease").

2. Memorandum of Lease, dated as of July 11, 1988, by and between Lamonts Apparel, Inc. and Columbia Mall Partnership.

3. Subordination, Non-Disturbance and Attornment Agreement, dated January 6, 1989, by and among Lamonts Apparel, Inc., Columbia Mall Partnership and The Prudential Insurance Company of America.

4. Subordination, Non-Disturbance and Attornment Agreement, dated as of June 1, 1992, by and between Lamonts Apparel, Inc. and The First National Bank of Chicago.

5. Estoppel Letter dated November 30, 1993, from Lamonts to Columbia Mall Partnership.

Exhibit C-2

COEUR D'ALENE

SILVER LAKE MALL

STORE NO. 570

1. Sublease Agreement Dated 5/7/92 between Fred Meyer, Inc. and Lamonts Apparel, Inc.

2. Consent, Acceptance of Tender and Non-Disturbance Agreement by Master Landlord, dated May 7, 1992, between Lamonts Apparel, Inc., Fred Meyer, Inc. and Silver Lake Mall, Ltd.

3. Subordination, Attornment, and Non-Disturbance Agreement dated April 1992 and signed May 5, 1992 by Lamonts Apparel, Inc. in favor of an unnamed lender.

4. Subordination, Non-Disturbance and Attornment Agreement dated 5/29/92 Between Connecticut General Life Insurance Company and Lamonts Apparel, Inc.

5. Lease dated August 11, 1989, between Silver Lake Mall, Ltd., and Fred Meyer, Inc.

6. Memorandum of Lease dated August 14, 1991, between Silver Lake Mall, Ltd., and Fred Meyer, Inc.

7. Amendment No. 1 to Lease Dated 2/26/91, between Fred Meyer, Inc. and Silver Lake Mall, Ltd.

8. Declaration of Restrictions and Grant of Easements dated August 15th, 1988, executed by Silver Lake Mall, Ltd.

9. Addendum No. 2 to Lease dated May 28, 1992, dated May 7, 1992, between Fred Meyer, Inc. and Silver Lake Mall, Ltd.

Exhibit D

Assignment and Assumption of Lease

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, Gottschalks Inc., a Delaware corporation ("Assignor"), does hereby sell, assign, convey, transfer, set over and deliver to The Bon, Inc., an Ohio corporation ("Assignee"), the entire tenant's interest in and to the lease of real property more particularly described in Exhibit A attached hereto and incorporated by reference herein (the "Property"), which lease is more particularly described in Exhibit B attached hereto and incorporated by reference herein (together with all amendments, estoppel certificates, SNDA's, and other agreements identified in Exhibit B, the "Lease"), together with any and all right, title and interest of Assignor in and to any buildings and other improvements situated on the Property.

Assignor warrants to Assignee that the Lease is in full force and effect and unmodified, and that there are no other written or oral agreements by and between Assignor and any other parties pertaining to the Property or Lease. Assignor further covenants to Assignee that Assignor is lawfully seized of the tenant's interest in the Property under the Lease, free of any encumbrances made or incurred by Assignor.

Assignee hereby assumes and agrees to perform all the terms, covenants and conditions of the Lease required to be performed by the tenant thereunder from and after the date hereof. Assignee hereby indemnifies and holds Assignor harmless from and against any and all loss, cost, damage, expense (including reasonable attorneys fees), liability, claims or causes of action existing in favor of or asserted by the landlord under either Lease arising out of or relating to Assignee's failure to perform any of its obligations as tenant under a Lease on or after the date hereof.

Assignor hereby indemnifies and holds Assignee harmless from and against any and all loss, cost, damage, expense (including reasonable attorney's fees), liability, claims or causes of action existing in favor of or asserted by the landlord under either Lease arising out of or relating to Assignor's failure to perform any of its obligations as tenant under a Lease prior to the date hereof.

Assignor:

Gottschalks Inc., a Delaware corporation

By:

Michael S. Geele, Senior Vice President
and Chief Financial Officer

Assignee:

The Bon, Inc.

By:

Gary J. Nay, Vice President

Exhibit E

BILL OF SALE AND ASSIGNMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to that certain Purchase and Sale Agreement (Leaseholds) dated as of June ___, 2002 by and between The Bon, Inc., an Ohio corporation ("Buyer"), and Gottschalks Inc., a Delaware corporation ("Seller"), and intending to be legally bound, Seller does hereby unconditionally and irrevocably sell, convey, grant, assign and transfer to Buyer all of its right, title and interest in and to the personal property listed on Schedule 1 hereto.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be executed this _____ day of ______________, 2002.

GOTTSCHALKS INC.

By:

Name: Michael S. Geele

Title: Senior Vice President and

Chief Financial Officer

SCHEDULE 1

Exhibit F

OFFICER'S CERTIFICATE

The undersigned, Michael S. Geele, being the Senior Vice President and Chief Financial Officer of Gottschalks Inc., a Delaware corporation ("Gottschalks"), does hereby certify on behalf of Gottschalks in such capacity and without personal liability pursuant to Section 6.3(a)(iii) of that certain Purchase and Sale Agreement (Leaseholds) dated as of June ___, 2002 by and between The Bon, Inc., an Ohio corporation, and Gottschalks (the "Agreement") that [except as set forth in Exhibit A hereto,] the representations made by Gottschalks in Section 5.2 of the Agreement are true in all material respects with the same effect as though made as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate this _____ day of ______________, 2002.

GOTTSCHALKS INC.

By:

Name: Michael S. Geele

Title: Senior Vice President and

Chief Financial Officer

EXHIBIT G

FORM OF

MEMORANDUM OF SUBLEASE

PREPARED BY, RECORDING REQUESTED BY, AND WHEN RECORDED MAIL TO: _____________________ _____________________ _____________________ Attention: ____________

SPACE ABOVE THIS LINE RESERVED FOR RECORDER'S USE

THIS MEMORANDUM OF SUBLEASE is made as of this____ day of ____________, 2002, between FRED MEYER, INC., a Delaware corporation, hereinafter referred to as "Landlord," and THE BON, INC., an Ohio corporation, hereinafter referred to as "Tenant".

Landlord has leased to Lamonts Apparel, Inc., a Washington corporation ("Original Tenant") a portion of the real property situated in the County of Kootenai, State of Idaho, in the Silver Lake Mall which is described in Exhibit "A" attached hereto and made a part hereof, pursuant to the terms of that certain Sublease Agreement between Landlord and Original Tenant dated May 7, 1992 (the "Lease").

Concurrently herewith, Original Tenant has transferred all of its right, title and interest in the Lease to Tenant.

The Lease commenced on May 7, 1992 and terminates on July 31, 2009. In addition, Tenant is given two (2) options to extend the term of the Lease for five (5) years each.

The rentals to be paid by Tenant and all of the rights and obligations of the parties with respect to the above-described property are set forth in the Lease.

This instrument is a memorandum of the aforesaid Lease and is subject to all of the terms and conditions thereof.

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided however, that all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Lease as of the day and year first above written.

LANDLORD:

FRED MEYER, INC.,

a Delaware corporation

By: ___________________________

Its:_________________________

TENANT:

THE BON, INC.,

an Ohio corporation

By: ___________________________

Its:_________________________

[insert notary acknowledgements here if document is to be recorded]

EXHIBIT H

FORM OF

AMENDMENT TO

MEMORANDUM OF LEASE

PREPARED BY, RECORDING REQUESTED BY, AND WHEN RECORDED MAIL TO: ____________________ ____________________ ____________________ Attention: ____________

SPACE ABOVE THIS LINE RESERVED FOR RECORDER'S USE

THIS AMENDMENT TO MEMORANDUM OF LEASE is made as of this ____ day of ____________, 2002, between COLUMBIA MALL PARTNERSHIP, a Delaware general partnership, hereinafter referred to as "Landlord," and THE BON, INC., an Ohio corporation, hereinafter referred to as "Tenant".

Landlord has leased to Lamonts Apparel, Inc., a Washington corporation ("Original Tenant") a portion of the real property situated in the County of Benton, State of Washington, in the Columbia Mall which is described in Exhibit "A" attached hereto and made a part hereof, pursuant to the terms of that certain Lease Agreement between Landlord and Original Tenant dated July 11, 1988 (the "Lease"). The Lease was evidenced by a Memorandum of Lease dated July 11, 1988 between Landlord and Original Tenant, which was recorded on August 29, 1988 in the Official Records of Benton County, Washington in Book 507, at Page 907, as Instrument No. 88-10352 (the "Memorandum of Lease").

Concurrently herewith, Original Tenant has transferred all of its right, title and interest in the Lease to Tenant. This Amendment to Memorandum of Lease is for the purpose of giving notice of the transfer of the Lease to Tenant. The Memorandum of Lease is not modified or amended in any other matter and is hereby reaffirmed by the parties thereto.

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided however, that all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to Memorandum of Lease as of the day and year first above written.

LANDLORD:

COLUMBIA MALL PARTNERSHIP,

a Delaware general partnership

By: Columbia SC I,

a Delaware corporation,

General Partner

By: ________________________

Its: __________________________

By: Columbia SC II,

a Delaware corporation,

General Partner

By: ________________________

Its: __________________________

TENANT:

THE BON, INC.,

an Ohio corporation

By: ___________________________

Its:_________________________

[insert notary acknowledgements here if document is to be recorded]

Exhibit I

FORM OF

ESTOPPEL CERTIFICATE

TO: The Bon, Inc., an Ohio corporation ("The Bon")

______________________ ("Landlord"), as landlord, and Lamont's Apparel, Inc., a Washington corporation ("Tenant"), as tenant, are parties to that certain [describe Lease] (the "Lease"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Lease.

Concurrently herewith, The Bon is purchasing all right, title and interest of Tenant in the Lease. Landlord and Tenant, severally, hereby certify to The Bon that, the following are true and correct as of August __, 2002 (the "Effective Date"):

  The Lease is in full force and effect. A true and complete copy of the Lease (including any and all amendments and modifications) is attached as Exhibit A. The Lease constitutes the entire agreement between Landlord and Tenant relating to the Premises. Except as indicated in Exhibit A, the Lease has not been modified, amended or supplemented, nor have any of the terms or conditions thereof been waived.
  There is no Event of Default under the Lease. To the Landlord's and Tenant's best knowledge, as of the date hereof, there has not occurred any event or condition which, with the giving of notice or the passage of time or both, could constitute an Event of Default.
  The aggregate amount of the current monthly [Base Rent] payable under the Lease is $_________, and monthly installments thereof have been paid through July 31, 2002.
  There are no unpaid [Operating Expenses], taxes, insurance or other charges under the Lease. [The obligation of Tenant to pay Merchants Association fees [has terminated by its terms] or [The merchants' association fee currently billed to Tenant is the lowest amount currently being contributed or paid by any one of Sears, The Bon or Penney.]
  To Landlord's best knowledge, Landlord has performed all of its obligations under the Lease accruing prior to the Effective Date, and Tenant knows of no present or continuing failure by Landlord to observe any term of the Lease or to perform any obligation of Landlord under the Lease.
  Landlord has not received from the Tenant any notice of default by Landlord under the Lease, and vise versa.
  The current term of the Lease expires on __________________.
  [Tenant has two unexercised options to extend the term of the Lease, each for a period of five years. To Landlord's best knowledge, nothing has occurred that would invalidate such options or preclude Tenant from effectively exercising such options.]
  Any operating covenant or trade name covenant applicable to the tenant under the Lease has expired, and there is no impediment in the Lease to a transition of possession of the Premises to The Bon, with The Bon closing the premises for a period of time of its choosing for remodeling, restocking and other pre-opening activities. Landlord consents to the assignment of the Lease to The Bon and to The Bon erecting on the exterior of the Premises its typical identification and other signage.

The undersigned acknowledge and agree that The Bon and its successors, assigns and lenders, may rely upon this Estoppel Certificate.

Landlord:___________________________
a __________________________

By:
Name: ________________________
Title: ________________________

Gottschalks Inc.
a Delaware corporation

By:
Name: ________________________
Title: ________________________